7 November 2011

Carphone Warehouse Group plc (“Carphone Warehouse”, the “Company” or the “Group”)
enters into a series of transactions with Best Buy Co., Inc. (“Best Buy”)

Highlights:

•
Disposal of interest in Best Buy Mobile US and Canada profit share agreement to Best Buy for £838m in cash: up to £813m of upfront proceeds to be returned to shareholders with £25m in deferred consideration

•
Best Buy Europe to focus growth strategy around connectivity within CPW Europe stores and its multi-channel proposition and to close Best Buy branded 'Big Box' trial stores in the UK, subject to consultation with employee representatives

•	Launch of Global Connect partnership between Best Buy and Carphone Warehouse in markets outside of Europe and North America

•	Grant of call options over Best Buy Europe to formalise the long-term ownership structure of our worldwide interests

Carphone Warehouse announces that it has entered into a series of proposed transactions with Best Buy in relation to the companies' joint interests in North America and Western Europe, and in relation to new opportunities in other jurisdictions globally.

These transactions simplify and improve the joint arrangements through which Best Buy and Carphone Warehouse have together addressed the considerable growth potential in the sale of 'connected' products and services. The simplification will enable Best Buy Europe and Best Buy to optimise execution in their respective markets in terms of store format and the range of products and services they can offer. In addition, Best Buy and Carphone Warehouse have agreed to form a new venture, Global Connect, which will address the connectivity opportunity on a global basis. Finally, the transactions establish a mechanism to formalise the long-term ownership of Best Buy Europe.

The effect of the transactions will be to crystallise value from the Group's interest in Best Buy Mobile, and in respect of Best Buy Europe to eliminate Best Buy UK losses, agree a Best Buy Europe dividend policy and create a mechanism to formalise the long-term ownership structure. The transactions also create the potential for substantial value creation from replicating the success of Best Buy Mobile in other jurisdictions through the Global Connect agreement. Post completion, the assets of Carphone Warehouse will comprise a 50% stake in Best Buy Europe, which in turn will own the core European mobile phone retailing operations, CPW Europe, which trades principally under “The Carphone Warehouse” and “The Phone House” brands. Carphone Warehouse will also continue to hold a 47% stake in Virgin Mobile France, together with £125m of cash and loans receivable as at 30 September 2011, freehold property valued at £74m as at 31 March 2011, as well as its interest in Global Connect.

We have also announced our interim results today, see separate announcement.

Commenting on the transactions, Roger Taylor, CEO of Carphone Warehouse, said:

“We have undertaken a comprehensive strategic review. Our overall vision remains the same: to inspire and guide customers through the Connected World and the increasingly complex areas of technology that this represents. We intend to pursue this vision on an increasingly global basis.

“In the UK and in Europe, we have a vibrant success story in CPW Europe and a proven way forward to meet consumers' demand for the Connected World in our stores. We will now look to accelerate the development of these stores even further by taking its proven format to the next level and incorporating an even wider range of connected devices.

“The eleven Best Buy UK 'Big Box' stores have performed exceptionally at the level of customer satisfaction, but they do not have the national reach to achieve scale and brand economies. Due to the lack of visibility of an acceptable rate of return on historical and future potential investment we have decided against rolling out more 'Big Box' stores and we will be closing our existing stores, subject to consultation with our employees. Our immediate focus is our people and we are confident that the large majority will be offered alternative positions elsewhere in our UK business.

“The sale of our interest in Best Buy Mobile crystallises significant value for our shareholders, while the increased focus on the Connected World in Europe gives the potential for significant value creation in the near to medium term. In addition, the new Global Connect agreement represents an exciting and low risk opportunity to recreate the success of Best Buy Mobile and roll out our connectivity strategy into high growth emerging markets.

“Overall, our review delivers clarity on our future growth strategy, immediate shareholder value and clarity on our future relationship with Best Buy. We have a wide Connected World to pursue.”

Best Buy Mobile US

Best Buy shares our vision of the Connected World strategy and the transactions will enable Best Buy to market the full range of mobile phones, tablets and related devices through Best Buy Mobile, and unlock the potential for both parties to exploit growth potential in this broader category in other jurisdictions outside North America and Western Europe through the Global Connect agreement.

The consideration for our share of Best Buy Mobile is £838m in cash, comprising an upfront payment of £813m ($1,303m) and annual consulting payments of £5m over the following 5 years. Our current intention is to return up to £813m of cash to shareholders via a B share scheme which will give shareholders the choice of receiving income or capital. Best Buy Europe will receive no further profit share from Best Buy Mobile US and Canada beyond September 2011. The Group's post-tax share of Best Buy Mobile profit share was £35m for the year ended 31 March 2011 and £17m for the six months ended 30 September 2011. There were no gross assets associated with Best Buy Mobile on the Group's balance sheet at either date.

The disposal accelerates the delivery of value to our shareholders. The cash consideration received represents very significant value creation for our shareholders in the 5 years since the original agreement was put in place, particularly in view of the absence of any capital investment, and reflects the Group's success in contributing to the rapid and profitable growth of Best Buy Mobile in North America.

Best Buy UK 'Big Box' stores

Best Buy Europe, the joint venture between Carphone Warehouse and Best Buy, has reviewed the future of its eleven UK 'Big Box' trial stores. These stores have delivered exceptional customer satisfaction scores, but do not have the national reach to achieve scale and brand economies. In light of the existing run rate of losses and the lack of visibility of an acceptable rate of return on historical and future potential investment, the decision has been taken to close these stores, subject to employee representative consultation.

Best Buy Europe intends to close the stores by the end of the calendar year. The closure of Best Buy UK will eliminate significant ongoing losses within Best Buy Europe. The business incurred operating losses of £62m in the year ended 31 March 2011 and £47m in the 6 months to 30 September 2011. We anticipate further operating losses of approximately £25m-£30m through to closure. The cash costs of closure are expected to amount to a further £65-75m post-tax. Non-cash asset write downs are expected to be approximately £40m-£45m. We estimate that the Group's share of the total net cash investment from inception to closure will be in the region of £100m. Best Buy Europe is confident that it will be able to offer alternative roles to the large majority of the employees affected, within other areas of its UK business.

Connected World multi-channel strategy

Best Buy Europe, led by Andrew Harrison, will centre its growth strategy on its CPW Europe multi-channel platform and Connected World strategy. Built around the central theme of connectivity, our Wireless World stores have evolved to offer a wider range of mobile and other connected devices and an enhanced level of service. These stores have proved popular with consumers and have delivered compelling returns. CPW Europe has already announced its intention to have 350-400 of the wider product format stores across Europe by the end of the current financial year to March 2012. CPW Europe will now look to accelerate the development of these stores even further by taking its proven format to the next level and incorporating an even wider range of connected devices.

Global Connect

Today we announce the formation of Global Connect, a new profit share agreement between Best Buy and Carphone Warehouse, with the aim of replicating the successful Best Buy Mobile model in jurisdictions outside North America and Western Europe. The new venture is a capital-light model and is likely to include partnerships with major retailers in target markets. Carphone Warehouse and Best Buy will both contribute expertise in retailing Connected World products and services, share their vendor relationships and help to drive significant growth in this exciting consumer space. Carphone Warehouse will share the economic value added from Global Connect with Best Buy in all markets, including China and Mexico, where Carphone Warehouse will be partnering with local Best Buy operations. A new Global Connect board will be formed, to be chaired by Roger Taylor. Plans are currently being developed and the parties intend to make a formal announcement on new territories in the near future.

Future ownership of Best Buy Europe

As part of the steps to formalise the long-term ownership of Best Buy Europe, the Company and Best Buy will each grant the other a call option to acquire their respective 50% stakes in Best Buy Europe. Both options will be exercisable from March 2015, with Best Buy having the first opportunity to purchase the Company's stake at fair market value. If Best Buy chooses not to exercise this option, then the Company will have the right to purchase Best Buy's stake at a 10% discount to fair market value. If neither party exercises their call option, then both options will roll forward every 3 years.

Further put and call options will be granted by each party in respect of Best Buy Europe and the Global Connect businesses. More complete details of all these options will be set out in the Company's circular to shareholders in respect of the proposed transactions.

Further detail on the transactions

The Company has obtained clearance from HMRC for the proposed disposal of its interests in Best Buy Mobile in the US and Canada.
The disposal of the Company's interest in the Best Buy Mobile profit sharing agreement, certain of the call options and the B share scheme are conditional on their approval by the shareholders of Carphone Warehouse. Charles Dunstone and the rest of the Company's Board of Directors have committed irrevocably to vote in favour of the transactions in respect of their combined 29.3% shareholdings in Carphone Warehouse.

Carphone Warehouse and Best Buy have also agreed a dividend policy for Best Buy Europe.

The Group's share of Best Buy Europe's profit after tax for the 12 months to 31 March 2011, excluding post-tax profits and losses from Best Buy Mobile US and Best Buy UK, amounted to £48m. The gross assets associated with Best Buy Europe in the Group's balance sheet were £572m at 31 March 2011 and £568m at 30 September 2011.

A circular setting out the full structure and terms of the transactions is expected to be distributed to Carphone Warehouse shareholders during the first week of January 2012, together with a notice convening a shareholder meeting to approve certain aspects of the transactions.

Analysts' presentation and webcast

Strategic highlights and the interim results will be presented to investors and analysts at 3pm GMT and 10am EST today Monday 7 November 2011 at the offices of UBS Investment Bank, 1 Finsbury Avenue, London EC2M 2PP. The event will be audio webcast and the presentation slides will be available on our website, www.cpwplc.com.

Dial-in details - UK / International: +44 (0)20 3450 9987, USA: +1 877 249 9037, passcode 6551445.

Replay dial-in details - UK / International: +44 (0)20 7111 1244, USA: +1 347 366 9565, passcode 6551445#. (Available until midnight 16 November 2011)

Please note that due to this afternoon's presentation, Carphone Warehouse Group plc will no longer be hosting a presentation tomorrow 8 November 2011.

Next announcement
The Group will provide an interim management statement for the third quarter of the current financial year on Tuesday 24 January 2012.

For analyst and institutional enquiries

Roger Taylor, CEO	07715 170 090

Nigel Langstaff, CFO	07802 210 248

Kate Ferry, IR Director	07748 933 206

For media enquiries

Shane Conway, Head of PR, Best Buy Europe	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888
020 7638 9571

Appendices

1.	Further information on Best Buy Mobile

Best Buy Mobile was launched in the US in 2006 as a partnership between the Group and Best Buy, through which Best Buy Europe receives a profit share. Best Buy Mobile has seen significant growth in market share and earnings since launch, on the back of a rapid rollout of its differentiated proposition across the Best Buy estate in North America.

As at 30 September 2011, Best Buy Mobile was operating from all of Best Buy's 1,106 'Big Box' stores and from 247 stand-alone stores, with plans to increase the number of stand-alone stores to 325 by February 2012. Best Buy Mobile has plans to take total stand-alone stores to 600-800 in the medium term.

Best Buy Mobile is differentiated from its US competitors, providing a wide range of smartphones, tablets and accessories, together with transparency on pricing and strong levels of customer service. Best Buy Mobile is now well established in the US mobile market with a market share as at 31 March 2011 of approximately 5%. For Q2 2012, Best Buy reported negative LFL revenue in respect of its mobile phone category, in part due to issues surrounding the product cycle.

2.	Further information on the continuing group

Post completion, the assets of Carphone Warehouse will comprise a 50% stake in Best Buy Europe, which in turn will own the core European mobile phone retailing operations, CPW Europe, which trades principally under “The Carphone Warehouse” and “The Phone House” brands. Carphone Warehouse will also continue to hold a 47% stake in Virgin Mobile France, together with £125m of cash and loans receivable as at 30 September 2011, freehold property valued at £74m as at 31 March 2011, as well as its interest in Global Connect.

CPW Europe is a leading European retailer of mobile phones and other wireless technology and services. At 30 September 2011, it operated 2,453 stores in nine European countries. The business is evolving its existing retail proposition to provide a broader range of products and services associated with the Connected World. CPW Europe has been developing Wireless World stores, which are generally larger than the standard format store, offering a wider range of mobile and other connected devices and an enhanced level of service. These stores have proved popular with consumers and have delivered compelling returns. As at 30 September 2011, 141 of CPW Europe's 805 UK stores and 56 of its 1,648 other European stores were Wireless World format. CPW Europe has already announced its intention to have 350-400 Wireless World format stores across Europe by the end of the current financial year. CPW Europe will now look to accelerate the development of its Wireless World stores and to take this proven format to the next level by incorporating an even wider range of connected devices.